Exhibit 10.18

September 10, 2003

Cindy Lynch

Dear Cindy:

Conor Medsystems, Inc. (the “Company” or “Conor”) is pleased to offer you a position as Vice President, Intellectual Property, reporting to Jeff Shanley, CTO.

You will be paid an annual salary of $190,000, payable twice monthly in accordance with Conor’s standard payroll practices. Your start date will be October 6, 2003. You will be entitled to the benefits that Conor customarily makes available to employees in positions comparable to yours, including inclusion in the Conor group health insurance program. You will also be entitled to 15 days of Paid Time Off per year, consistent with Conor’s leave policy.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 225,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be governed in all respects by the terms and conditions of the Company’s 1999 Stock Option Plan and your stock option agreement with the Company.

In the event of a Change of Control (as defined below) of the Company and you are either terminated without Cause (as defined below) or Constructively Terminated (as defined below) without Cause, then all of the then remaining unvested Option shares shall be deemed immediately vested.

“Change of Control” shall mean (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than 50% of the total voting power represented by the voting securities of the Company of such surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving the Company’s Board of Directors immediately prior to such transaction fail to constitute a majority of the Board of Directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Cause” shall mean your failure to perform your assigned duties or responsibilities as a Service Provider (other than a failure resulting from your Disability) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) you engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law

Cindy Lynch

September 10, 2003

or regulation applicable to the Company’s business; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company; or (v) you being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Constructive Termination” shall mean (i) without your express written consent, a material reduction in your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position and responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute a “Constructive Termination.”

The Company asks that you complete the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to commencing employment. In part, this Confidentiality Agreement requests that a departing employee refrain from using or disclosing Conor’s Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Conor or its employees, assigns to Conor any rights an employee has in any inventions developed during the course of employment and refrains for one year from soliciting Conor employees. This Agreement does not prevent a former employee from using his or her general knowledge and experience (no matter when or how gained) in any new field or position and does not require an employee to assign inventions made prior to employment with Conor.

This offer is contingent upon completion of our hiring process including the successful completion of all reference checks, a financial and criminal background investigation and verification of all academic degrees. Additionally, we will require information satisfactory to the Company regarding your recent position.

During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company any other gainful employment, business, or activity. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

We hope that you and Conor will find mutual satisfaction with your employment. All of us at Conor are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Employment at Conor is on an at-will basis: employees have the right to terminate

Cindy Lynch

September 10, 2003

their employment with or without cause and with or without advance notice, and the Company reserves for itself an equal right.

This letter and the Confidentiality Agreement contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me.

Cindy, it is a pleasure to extend this offer to you and we look forward to having you join the Conor team. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and the Confidentiality Agreement to me; retain the second copy for your records. Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior agreements and communications by you and Conor as to the specific subjects of this letter.

Very truly yours,

/s/ Michael Boennighausen
Michael Boennighausen
Vice President, Finance and Administration

Cindy Lynch

September 10, 2003

ACCEPTANCE:

I accept the terms of my employment with Conor Medsystems, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

/s/ Cindy A. Lynch	9/15/03
Cindy Lynch	Date